SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT: (DATE OF EARLIEST EVENT REPORTED): February 12, 2007

COMMISSION FILE NO. 000-49756

WGL ENTERTAINMENT HOLDINGS, INC.
(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

DELAWARE	98-0201235
(STATE OR OTHER JURISDICTION OF INCORPORATION OR ORGANIZATION)	(IRS EMPLOYER IDENTIFICATION NO.)

963 HELMSLEY COURT, UNIT 107 LAKE MARY, FLORIDA 32746
(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)

(407) 328-8538
(ISSUER TELEPHONE NUMBER)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.03 AMENDMENTS TO ARTICLES OF INCORPORATION OR BYLAWS; CHANGES IN FISCAL YEAR.

WGL Entertainment Holdings, Inc. (the "Company") filed a Certificate of Amendment ("Amendment") to its Certificate of Incorporation with the Secretary of State of Delaware, to affect a reverse stock split, and to reauthorize the amount of its authorized common and preferred stock and the par value of its common and preferred stock. The Amendment affected a one for one hundred (1:100) reverse stock split of the Company’s issued and outstanding common stock (the “Reverse Stock Split”), and re-authorized ten billion (10,000,000,000) shares of common stock, $0.001 par value per share, and ten million (10,000,000) shares of preferred stock, $0.001 par value per share. The Amendment and the Reverse Stock Split became effective February 12, 2007.

The Reverse Stock Split and Amendment was approved by the Company’s Board of Directors on February 6, 2007, pursuant to authority given to the Board of Directors by the Company’s majority shareholders to affect a reverse stock split of between 1:20 to 1:100, without further shareholder approval, in the sole discretion of our Board of Directors, at a special meeting of the stockholders of the Company held on August 16, 2006.

As a result of the 1:100 Reverse Stock Split affected by the Amendment, the number of issued and outstanding shares of the Company’s common stock decreased from 7,779,478,036 shares of common stock outstanding immediately prior to the Reverse Stock to approximately 77,794,781 shares of common stock, however this number will be increased slightly due to the fact that any fractional shares of common stock represented by the Company’s outstanding share certificates after affecting the Reverse Stock Split will be rounded up to the nearest whole share (“Rounding”).

The Company’s authorized shares of common and preferred stock did not change as a result of the Amendment or the Reverse Stock Split and as of the filing of this report, the Company has ten billion (10,000,000,000) shares of common stock, $0.001 par value per share, and ten million (10,000,000) shares of preferred stock, $0.01 par value per share authorized. The Amendment and the Reverse Stock Split also did not affect the Company’s 10,000,000 shares of outstanding Series A Preferred Stock held by Michael S. Pagnano, our Chief Executive Officer, nor did it affect the voting right associated with the such Series A Preferred Stock, which allows the holder of such stock to vote 300 shares of common stock for each share of Series A Preferred Stock held.

Shares of the preferred stock of the Company may be issued from time to time in one or more series, each of which shall have distinctive designation or title as shall be determined by the Board of Directors of the Company ("Board of Directors") prior to the issuance of any shares thereof. Preferred stock shall have such voting powers, full or limited, or no voting powers, and such preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated in such resolution or resolutions providing for the issue of such class or series of preferred stock as may be adopted from time to time by the Board of Directors prior to the issuance of any shares thereof. The number of authorized shares of preferred stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all the then outstanding shares of the capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class, without a separate vote of the holders of the preferred stock, or any series thereof, unless a vote of any such holders is required pursuant to any preferred stock designation.

As a result of the Reverse Stock Split, the Company's common stock will trade under the new stock symbol " WGLT" beginning on February 20, 2007.

ITEM 5.01 CHANGES IN CONTROL OF REGISTRANT.

As a result of the Reverse Stock Split, Michael S. Pagnano, our Chief Executive Officer, President and one of our Directors, has majority voting control over the Company due to his ownership of 10,000,000 shares of our Series A Preferred Stock, which allow him to vote in aggregate 3,000,000,000 shares of our common stock (or 300 votes per share of Series A Preferred Stock). As of the filing of this report, Mr. Pagnano is able to vote approximately 406,626 (not taking into affect any Rounding) shares of common stock (which amount includes approximately 372,194 shares of common stock held individually by Mr. Pagnano and approximately 34,432 shares of common stock held by Mr. Pagnano's wife, which he holds shared voting control over), or approximately 0.5% of our outstanding common stock and 10,000,000 shares of preferred stock representing 100% of our outstanding preferred stock as of the Record Date, which preferred stock ownership allows him to vote an amount equal to 3,000,000,000 shares of common stock, and provides him the ability, along with his common stock ownership, to vote in aggregate approximately 3,000,406,626 voting shares or 97.5% of our voting shares, based on 3,077,794,780 total voting shares outstanding as of February 12, 2007 (which number includes approximately 77,794,780 shares of common stock outstanding (not including any Rounding) and an aggregate of 3,000,000,000 shares which the preferred stock shares which Mr. Pagnano holds are able to vote.

ITEM 9.1 FINANCIAL STATEMENTS AND EXHIBITS.

c) Exhibits:

Exhibit	Description of Exhibit

3.1	Certificate of Amendment to the Company's Certificate of Incorporation to Affect a 1:100 Reverse Stock Split (effective February 12, 2007)

SIGNATURES

Pursuant to the requirement of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

WGL Entertainment Holdings, Inc.

/s/ Michael S. Pagnano
Michael S. Pagnano
Chief Executive Officer

February 20, 2007